UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 15, 2012

CEREPLAST, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34689	91-2154289
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 N. Continental, Suite 100, El Segundo California 90245

(Address of principal executive offices) (Zip Code)

310-615-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2012, Cereplast, Inc. (the “Company”) entered into an Exchange Agreement (the “Exchange Agreement”) with Magna Group LLC (“Magna”), pursuant to which the Company agreed to issue to Magna convertible notes (the “Magna Notes”), in the aggregate principal amount of up to $4,598,110, in exchange for an equal amount of participation interests in certain secured promissory notes (the “Secured Notes”) issued by the Company to Compass Horizon Funding Company, LLC (“Horizon”) to be acquired by Magna. Pursuant to a participation purchase agreement dated as of October 15, 2012 (the “Magna Purchase Agreement”), Magna agreed to acquire, in tranches through on or around February 15, 2013, participation interests in the Secured Notes from Horizon up to the maximum amount of the principal outstanding, together with accrued interest and fees. The initial closing under the Exchange Agreement, pursuant to which the Company issued a Magna Note in the amount of $500,000 in exchange for a participation interest in a Secured Note in the amount of $500,000 (the “Initial Magna Closing”), occurred on October 15, 2012.

The Magna Notes bear interest at the rate of 6% per annum and mature 12 months after the date of issuance. The Magna Notes are convertible at the option of the holder at a conversion price equal to 75% of the average of the three lowest volume weighted average prices during the ten consecutive trading day period immediately prior to the date of conversion. The Magna Notes contain standard default provisions and provisions for adjustment of the conversion price in the event of subsequent equity sales.

The holders of the Magna Notes will not have the right to receive more than 19.999% of the outstanding common stock of the Company as of October 15, 2012, unless the Company’s shareholders have approved the transactions contemplated by the Exchange Agreement, including the issuance of shares upon conversion of the Magna Notes in excess of 20%.of the Company’s outstanding common stock. Pursuant to the Magna Purchase Agreement, in the event the Company fails to obtain shareholder approval for the Exchange Agreement and the issuance of more than 20% of the Company’s issued and outstanding common stock thereunder at its 2012 annual meeting of shareholders, Magna will have the right to terminate the Magna Purchase Agreement and its obligation to purchase additional participation interests in the Secured Notes pursuant to the Magna Purchase Agreement. In the event that Magna terminates the Magna Purchase Agreement, the Company would not issue additional Magna Notes to Magna under the Exchange Agreement, because Magna would not be acquiring additional participation interests in the Secured Notes to exchange for such Magna Notes.

On October 15, 2012, the Company entered into a Note Purchase Agreement (the “Hanover Purchase Agreement”) with Hanover Holding I, LLC (“Hanover”), pursuant to which Hanover agreed to purchase from the Company, and we agreed to sell to Hanover (subject to the terms and conditions set forth therein), an aggregate of $800,000 of convertible promissory notes (the “Hanover Notes”). Subject to the terms and conditions set forth in the Hanover Purchase Agreement, the Hanover Notes will be sold in tranches of $100,000 through on or around February 15, 2013. The initial closing under the Hanover Purchase Agreement, pursuant to which we sold to Hanover a Hanover Note in the amount of $100,000 (the “Initial Hanover Closing”) occurred on October 16, 2012, The Hanover Notes bear interest at the rate of 12% per annum and mature eight months after issuance. The Hanover Notes are convertible at the option of the holder at a price equal to 75% of the average of the three lowest volume weighted average prices during the ten consecutive trading day period immediately prior to the date of conversion. The Hanover Notes contain standard default provisions and provisions for adjustment for the conversion price in the event of subsequent equity sales.

Pursuant to the Hanover Purchase Agreement, the holders of the Hanover Notes will not have the right to receive more than 19.999% of the outstanding common stock of the Company as of October 15, 2012, unless the Company’s shareholders have approved the transactions contemplated by the Hanover Purchase Agreement, including the issuance of shares upon conversion of the Hanover Notes in excess of 20%.of the Company’s outstanding common stock. In the event the Company fails to obtain such shareholder approval at its 2012 annual meeting of shareholders, Hanover will have the right to terminate the Hanover Purchase Agreement and its obligation to purchase additional Hanover Notes pursuant to the Hanover Purchase Agreement.

Both Hanover and Magna have identical ownership.

Item 3.02	Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to an “accredited investor” (as defined by Rule 501 under the Securities Act). In addition, the issuance did not involve any public offering; the Registrant made no solicitation in connection with the sale other than communications with the investor; the Registrant obtained representations from the investor regarding its investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit Number	Description

10.1	Note Purchase Agreement dated October 15, 2012.

10.2	Form of Hanover Note

10.3	Exchange Agreement dated October 15, 2012.

10.4	Form of Magna Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 19, 2012

CEREPLAST, INC.

/s/ Frederic Scheer
Frederic Scheer
Chief Executive Officer